UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 9, 2011 (August 8, 2011)

CORONUS SOLAR INC.
formerly, INSIGHTFULMIND LEARNING, INC.
(Exact name of registrant as specified in its charter)

British Columbia, Canada
(State or other jurisdiction of incorporation)

000-53697
(Commission File No.)

1100-1200 West 73rd Avenue
Vancouver, British Columbia
Canada   V6P 6G5
(Address of principal executive offices and Zip Code)

604-267-7078
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 8, 2011, we entered into a financial advisory services agreement (the “Advisory Agreement”) with Source Capital Group, Inc. (“SCG”). Under the Advisory Agreement, SCG shall use its best efforts to provide up to $80,000,000 in financing (the “Financing”) for us and/or our affiliates. The financing may consist of debt (the “Debt Financing”) or equity (the “Equity Financing”) or both. Under the Advisory Agreement, SCG shall be compensated 6% cash and 6% cashless 5 year warrants priced at 100% of any offering price on any Equity Financing raised by SCG. In addition, SCG shall be compensated 3% cash on any Debt Financing raised by SCG.

On executing the Advisory Agreement, we paid SCG a $10,000 retainer. SCG shall receive an additional $10,000 payment from us upon completion of offering documents and an investor tracker of qualified investors.

The term of the Advisory Agreement is 120 days from August 8, 2011 (the “Expiration Date”), and will be automatically renewed on a monthly basis until canceled in writing by either us or SCG. The Advisory Agreement may be terminated upon 60 days written notice without cause by either us or SCG at any time before the Expiration Date.

During the term of the Advisory Agreement, our relationship with SCG is exclusive for the Financing.  However, we may raise up to $500,000 outside of the exclusivity without incurring fees. Upon successful completion of the Financing, SCG shall retain the “right of first refusal” on any additional equity or debt financing within 18 months from the termination of the Advisory Agreement.

In connection with the Financing, we agree to indemnify and hold harmless SCG, its affiliates and each person controlling SCG (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of SCG from and against any losses, claims, damages, judgments, assessments, costs and other liabilities.

ITEM 7.01             REGULATION FD DISCLOSURE.

We announced today our entry into the Advisory Agreement with SCG, as disclosed above under Item 1.01.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS.

Exhibits	Document Description

10.1	SCG Advisory Agreement.
99.1	Press release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 9th day of August, 2011.

CORONUS SOLAR INC.

BY:	JEFFERSON THACHUK
Jefferson Thachuk
President, Principal Executive Officer, Principal Accounting Officer, Principal Financial Officer, Secretary, Treasurer and a member of the Board of Directors